EXHIBIT 99

NEWS RELEASE

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

Dave & Buster’s Entertainment, Inc. Announces Second Quarter 2015 Financial Results

Reports 11.0% Increase in Comparable Store Sales

Generates Record-Setting Adjusted EBITDA and Margins for Second Quarter

Raises Full Year 2015 Pro-Forma Net Income Guidance by 20%

DALLAS, TX — (Globe Newswire) — September 8, 2015 — Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), (“Dave & Buster’s” or “the “Company”), an owner and operator of dining and entertainment venues, today announced financial results for its second quarter 2015, which ended on August 2, 2015. The Company also raised its guidance for the full year 2015.

Key highlights from the second quarter 2015 compared to the second quarter 2014 include:

▪	Total revenues increased 19.8% to $217.3 million from $181.4 million.
▪	Comparable store sales increased 11.0% vs. a 5.7% increase in last year’s second quarter.
▪	Opened two stores in the second quarter 2015.
▪	Adjusted EBITDA*, a non-GAAP measure, increased 37.1% to $52.7 million from $38.4 million. As a percentage of total revenues, Adjusted EBITDA increased approximately 300 basis points to 24.2%.
▪	Net income of $12.6 million, or $0.29 per diluted share, compared to net loss of $13.9 million, or $(0.42) per diluted share, in the second quarter 2014.
▪	Pro forma net income**, a non-GAAP measure, of $17.2 million, or $0.40 per diluted share, compared to $6.8 million, or $0.16 per diluted share, in the same period last year.

* A reconciliation of Adjusted EBITDA to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

** A reconciliation of Pro forma net income to Net income, the most directly comparable financial measure presented in accordance with GAAP, is set forth in the attachment to this release.

"Dave & Buster’s is enjoying an incredible year of financial performance and we are once again delighted to be raising our annual guidance. During the second quarter, we generated a double-digit comparable store sales gain and have now exceeded the competitive industry benchmark for thirteen consecutive quarters. Our 2014 and 2015 classes meaningfully contributed to the 19.8% growth in our second quarter top-line, and similar to the first quarter, our strength was broad-based across our sales categories, operating days, day-parts, and geographies. We also achieved another second quarter record for Adjusted EBITDA and Margins as we benefitted from the continued shift in our business into our higher-margin amusement category even as our food and beverage categories grow, while our ability to leverage operating costs resulted in substantially higher profitability,” said Steve King, Chief Executive Officer.

King concluded, “We have already opened five stores this year and are raising our development guidance to eight to nine stores, of which all but one will be in the large store format. Our long-term target for North America development is in excess of 200 stores which we intend to achieve through approximately 10% annual growth in our store base. We are also making progress in realizing our international opportunities, and are extremely close to signing a multi-store agreement for licensed development. Strengthening our positioning as the destination of choice for ‘one of a kind’ dining, entertainment, and sports viewing also necessitates making facility improvements to our existing store base. We therefore have substantially remodeled three locations and created D&B Sports lounges in five additional units to better serve our existing guests and attract new guests to our brand.”

Review of Second Quarter 2015 Operating Results

Total revenues increased 19.8% to $217.3 million from $181.4 million in the second quarter 2014. Across all stores, Food and Beverage revenues increased 16.8% to $99.2 million and Amusements and Other revenues increased 22.4% to $118.1 million. Food and Beverage represented 45.6% of total revenues while Amusements and Other represented 54.4% of total revenues in the second quarter 2015. In last year’s second quarter, Food and Beverage represented 46.8% of total revenues while Amusements and Other represented 53.2% of total revenues.

Comparable store sales increased 11.0% in the second quarter 2015 compared to a 5.7% increase in the same period last year. Our comparable store sales growth was driven by a 12.1% increase in walk-in sales and a 2.2% increase in special events sales. Non-comparable store revenues increased by $19.0 million or 84.0% in the second quarter 2015 to $41.6 million.

Store-level EBITDA* increased 37.1% to $62.5 million in the second quarter 2015 from $45.6 million in last year’s second quarter. As a percentage of total revenues, Store-level EBITDA increased approximately 370 basis points to 28.8%.

Adjusted EBITDA* increased 37.1% to $52.7 million in the second quarter 2015 from $38.4 million in the same period last year. As a percentage of total revenues, Adjusted EBITDA increased approximately 300 basis points to 24.2%.

Operating income increased to $26.8 million in the second quarter 2015 from $16.7 million in last year’s second quarter. As a percentage of total revenues, operating income increased approximately 310 basis points to 12.3%.

Net income increased to $12.6 million, or $0.29 per diluted share (42.7 million diluted share base), in the second quarter 2015 compared to net loss of $13.9 million, or $(0.42) per diluted share (33.2 million diluted share base), in same period last year. Pro forma net income, a non-GAAP measure, was $17.2 million, or $0.40 per diluted share, compared to $6.8 million, or $0.16 per diluted share in the same period last year.

Development

In 2015, we now intend to open a total of eight to nine new stores (vs. seven to eight stores previously) and relocate one existing store during the third quarter. All but one of our new store openings will be in the large store format.

We opened two stores during the second quarter in Kentwood, Michigan and Woburn, Massachusetts and a total of four stores through the first half of the year. We opened a store in Edina, Minnesota during the third quarter and we plan to open our new relocated Buffalo store at the beginning of October. During the fourth quarter, we will open stores in Friendswood (Houston), Texas and Glendale (Phoenix), Arizona, Springfield (Greater DC), Virginia as well as possibly one additional location.

Total capital additions (net of tenant improvement allowances) are expected in the $132 million to $142 million range for 2015 and include development costs for store openings, the relocation of our Buffalo store, several remodeling and related projects, new games and maintenance capital.

Financial Outlook

We are once again raising our financial outlook for 2015, which ends on January 31, 2016:

▪	Total revenues of $844 million to $853 million (vs. $822 million to $831 million previously).
▪	Comparable store sales increase of 6.5% to 7.5% (vs. 4% to 5% previously).
▪	Adjusted EBITDA* of $199 million to $203 million (vs. $187.5 million to $191.5 million previously).

▪	Effective tax rate of approximately 35% to 36% (vs. 37% to 38% previously).
▪	Pro-forma net income of $52.5 million to $55 million (vs. $43.5 million to $46 million previously). Pro-forma net income excludes the net impact of charges related to secondary offerings and loss on debt retirement.
▪	Diluted share count of 42.7 million to 42.8 million (vs. 43.8 million to 43.9 million previously).

Conference Call Today

Management will hold a conference call today to discuss these results at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). The conference call can be accessed over the phone by dialing (888) 505-4369 or for international callers by dialing (719) 325-2435. A replay will be available after the call for one year beginning at 7:00 p.m. Central Time (8:00 p.m. Eastern Time) and can be accessed by dialing (877) 870-5176 or for international callers by dialing (858) 384-5517; the passcode is 6862079.

Additionally, a live and archived webcast of the conference call will be available at www.daveandbusters.com under the Investor Relations section.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 77 venues in North America that combine dining and entertainment and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of "Fun American New Gourmet" entrées and appetizers, a full selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 30 states and Canada.

Forward Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by our level of indebtedness, general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, guest and employee complaints and litigation, fuel and utility costs, labor costs and availability, changes in consumer and corporate spending, changes in demographic trends, changes in governmental regulations, unfavorable publicity, our ability to open new stores, and acts of God. Accordingly, actual results may differ materially from the forward-looking statements, and the Company therefore cautions you against relying on such forward-looking statements. Dave & Buster's intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more appropriate information becomes available, except as required by law.

Non-GAAP Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses the following non-GAAP financial measures: EBITDA, Adjusted EBITDA, Store-level EBITDA, Pro forma net income (loss), and Pro forma net income (loss) per share (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. The Company also believes that these measures provide useful information to investors regarding our operating performance and our capacity to incur and service debt and fund capital expenditures and are used by many investors, analysts and rating agencies as a measure of performance. In addition, Adjusted EBITDA is consistent with that reported to our lenders to allow for leverage-based assessments. The non-GAAP measures used by the Company in this press release may be different from the methods used by other companies.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	August 2, 2015	February 1, 2015
	(unaudited)	(audited)
ASSETS

Current assets:

Cash and cash equivalents	$23,722	$70,876
Other current assets	76,462	72,404

Total current assets	100,184	143,280

Property and equipment, net	480,927	436,048

Intangible and other assets, net	370,121	371,361

Total assets	$951,232	$950,689

LIABILITIES AND STOCKHOLDERS' EQUITY

Total current liabilities	$146,299	$126,140

Other long-term liabilities	142,787	136,832

Long-term debt, less current liabilities, net unamortized discount	353,500	429,020

Stockholders' equity	308,646	258,697

Total liabilities and stockholders' equity	$951,232	$950,689

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended		13 Weeks Ended
	August 2, 2015		August 3, 2014

Food and beverage revenues	$99,213	45.6%	$84,916	46.8%
Amusement and other revenues	118,126	54.4%	96,469	53.2%
Total revenues	217,339	100.0%	181,385	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	25,880	26.1%	21,832	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	15,074	12.8%	14,049	14.6%
Total cost of products	40,954	18.8%	35,881	19.8%
Operating payroll and benefits	50,081	23.0%	42,330	23.3%
Other store operating expenses	63,813	29.5%	57,589	31.8%
General and administrative expenses	13,501	6.2%	9,604	5.3%
Depreciation and amortization expense	19,638	9.0%	17,386	9.6%
Pre-opening costs	2,585	1.2%	1,848	1.0%
Total operating costs	190,572	87.7%	164,638	90.8%

Operating income	26,767	12.3%	16,747	9.2%

Interest expense, net	2,223	1.0%	11,684	6.4%
Loss on debt retirement	6,822	3.1%	25,986	14.3%

Income (loss) before provision (benefit) for income taxes	17,722	8.2%	(20,923)	-11.5%
Provision (benefit) for income taxes	5,149	2.4%	(7,045)	-3.8%
Net income (loss)	$12,573	5.8%	$(13,878)	-7.7%

Net income (loss) per share:
Basic	$0.31		$(0.42)
Diluted	$0.29		$(0.42)
Weighted average shares used in per share calculations:
Basic shares	40,850,649		33,204,272
Diluted shares	42,706,155		33,204,272
Note: Historical share data has been adjusted to give effect to the 224.9835679 to 1 stock split of our common stock that was effective on October 9, 2014

Other information:
Company-owned and operated stores open at end of period	76		69

Note: Our Kensington/Bethesda, Maryland location (which permanently closed on August 12, 2014) and our Farmingdale, New York location (which permanently closed on February 8, 2015) are both included in our store count for fiscal 2014.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	13 Weeks Ended		13 Weeks Ended
	August 2, 2015		August 3, 2014

Net income (loss)	$12,573	5.8%	$(13,878)	-7.7%
Add back: Interest expense, net	2,223		11,684
Loss on debt retirement	6,822		25,986
Provision (benefit) for income taxes	5,149		(7,045)
Depreciation and amortization	19,638		17,386
EBITDA	46,405	21.4%	34,133	18.8%
Add back: Loss on asset disposal	580		329
Currency transaction (gain) loss	24		(6)
Reimbursement of affiliate and other expenses	15		133
Transaction and other costs	187		703
Share-based compensation	1,072		229
Pre-opening costs	2,585		1,848
Change in deferred amusement revenue and ticket liability	1,834		1,077
Adjusted EBITDA	$52,702	24.2%	$38,446	21.2%

EBITDA	$46,405	21.4%	$34,133	18.8%
Add back: General and administrative expenses	13,501		9,604
Pre-opening costs	2,585		1,848
Store-level EBITDA	$62,491	28.8%	$45,585	25.1%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	26 Weeks Ended		26 Weeks Ended
	August 2, 2015		August 3, 2014

Food and beverage revenues	$202,778	46.1%	$177,898	47.3%
Amusement and other revenues	237,236	53.9%	198,310	52.7%
Total revenues	440,014	100.0%	376,208	100.0%

Cost of food and beverage (as a percentage of food and beverage revenues)	52,660	26.0%	45,690	25.7%
Cost of amusement and other (as a percentage of amusement and other revenues)	30,840	13.0%	27,244	13.7%
Total cost of products	83,500	19.0%	72,934	19.4%
Operating payroll and benefits	99,073	22.5%	85,120	22.6%
Other store operating expenses	125,007	28.4%	114,142	30.4%
General and administrative expenses	26,345	6.0%	20,069	5.3%
Depreciation and amortization expense	38,215	8.7%	34,673	9.2%
Pre-opening costs	5,359	1.2%	4,292	1.1%
Total operating costs	377,499	85.8%	331,230	88.0%

Operating income	62,515	14.2%	44,978	12.0%

Interest expense, net	6,873	1.5%	23,696	6.4%
Loss on debt retirement	6,822	1.6%	25,986	6.9%

Income (loss) before provision (benefit) for income taxes	48,820	11.1%	(4,704)	-1.3%
Provision (benefit) for income taxes	16,705	3.8%	(2,287)	-0.7%
Net income (loss)	$32,115	7.3%	$(2,417)	-0.6%

Net income (loss) per share:
Basic	$0.79		$(0.07)
Diluted	$0.76		$(0.07)
Weighted average shares used in per share calculations:
Basic shares	40,542,895		33,204,272
Diluted shares	42,527,135		33,204,272
Note: Historical share data has been adjusted to give effect to the 224.9835679 to 1 stock split of our common stock that was effective on October 9, 2014

Other information:
Company-owned and operated stores open at end of period	76		69

Note: Our Kensington/Bethesda, Maryland location (which permanently closed on August 12, 2014) and our Farmingdale, New York location (which permanently closed on February 8, 2015) are both included in our store count for fiscal 2014.

The following table sets forth a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods shown:

	26 Weeks Ended		26 Weeks Ended
	August 2, 2015		August 3, 2014

Net income (loss)	$32,115	7.3%	$(2,417)	-0.6%
Add back: Interest expense, net	6,873		23,696
Loss on debt retirement	6,822		25,986
Provision (benefit) for income taxes	16,705		(2,287)
Depreciation and amortization	38,215		34,673
EBITDA	100,730	22.9%	79,651	21.2%
Add back: Loss on asset disposal	869		622
Currency transaction gain	(2)		(20)
Reimbursement of affiliate and other expenses	30		303
Transaction and other costs	1,258		1,161
Share-based compensation	1,621		503
Pre-opening costs	5,359		4,292
Change in deferred amusement revenue and ticket liability	4,717		2,547
Adjusted EBITDA	$114,582	26.0%	$89,059	23.7%

EBITDA	$100,730	22.9%	$79,651	21.2%
Add back: General and administrative expenses	26,345		20,069
Pre-opening costs	5,359		4,292
Store-level EBITDA	$132,434	30.1%	$104,012	27.6%

DAVE & BUSTER'S ENTERTAINMENT, INC.

Reconciliation of Net Income to Pro Forma Net Income (Unaudited)

(in thousands, except share and per share amounts)

	13 Weeks Ended
	August 2, 2015	August 3, 2014
Net Income, as reported	$12,573	$(13,878)

Interest expense, net (a)	-	11,684
Loss on debt retirement (a)	6,822	25,986
Proforma Interest expense based on reduced debt balance (b)	-	(4,964)
Share-based compensation (c)	-	229
Proforma Share-based compensation (d)	-	(1,070)
Transaction Costs (e)	163	347
Incremental public company costs (f)	-	(350)
Provision (benefit) for income taxes (g)	5,149	(7,045)
Pre-tax pro forma income	24,707	10,939
Pro forma provision for income taxes (g)	7,518	4,157
Pro forma net income	$17,189	$6,782

Pro forma net income per share :
Pro forma basic	$0.42	$0.17
Pro forma diluted	$0.40	$0.16

Weighted average shares used in per share calculations:
Basic shares (h)	40,850,649	39,969,130
Diluted shares (i)	42,706,155	41,677,285

(a) Reflects the adjustment to eliminate the 2014 historical net interest expense and loss on debt retirement for all periods presented.

(b) Represents 2014 interest expense on our post-IPO debt balance of $430,000 as if the balance were outstanding at February 2, 2014. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c) Reflects the elimination of 2014 pre-IPO share-based compensation expense.

(d) Represents an estimate of the 2014 share-based compensation expense incurred based on post- IPO grant structure. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e) Reflects the elimination of certain legal, printing ,accounting , consulting and other costs incurred investigating potential capital market transactions, and expenses recognized in the second quarter of 2015 related to follow-on offerings of our common stock.

(f) Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g) The provision for taxes is added back to arrive at Pre-tax pro forma income; then an estimated tax rate of 38% in 2014 and our current effective tax rate in 2015 is applied to arrive at Pro forma net income.

(h) Basic shares for periods prior to our October 2014 IPO are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 issued in connection with our IPO as if they were outstanding at February 2, 2014.

(i) Diluted shares reflect the Basic shares as calculated above and the stock split effected common stock equivalents in each period presented.

DAVE & BUSTER'S ENTERTAINMENT, INC.

Reconciliation of Net Income to Pro Forma Net Income (Unaudited)

(in thousands, except share and per share amounts)

	26 Weeks Ended
	August 2, 2015	August 3, 2014
Net Income, as reported	$32,115	$(2,417)

Interest expense, net (a)	-	23,696
Loss on debt retirement (a)	6,822	25,986
Proforma Interest expense based on reduced debt balance (b)	-	(9,961)
Share-based compensation (c)	-	503
Proforma Share-based compensation (d)	-	(1,695)
Transaction Costs (e)	901	781
Incremental public company costs (f)	-	(700)
Provision (benefit) for income taxes (g)	16,705	(2,287)
Pre-tax pro forma income	56,543	33,906
Pro forma provision for income taxes (g)	19,348	12,885
Pro forma net income	$37,195	$21,021

Pro forma net income per share :
Pro forma basic	$0.92	$0.53
Pro forma diluted	$0.87	$0.50

Weighted average shares used in per share calculations:
Basic shares (h)	40,542,895	39,969,130
Diluted shares (i)	42,527,135	41,672,448

(a) Reflects the adjustment to eliminate the 2014 historical net interest expense and loss on debt retirement for all periods presented.

(b) Represents 2014 interest expense on our post-IPO debt balance of $430,000 as if the balance were outstanding at February 2, 2014. This interest expense assumes a change in interest rate from 4.5% to 4.25% due to the reduction of our total leverage ratio on a post-IPO basis.

(c) Reflects the elimination of 2014 pre-IPO share-based compensation expense.

(d) Represents an estimate of the 2014 share-based compensation expense incurred based on post- IPO grant structure. Expense is primarily related to grants under the 2014 Stock Incentive Plan which was approved by our Board of Directors in October 2014.

(e) Reflects the elimination of certain legal, printing ,accounting , consulting and other costs incurred investigating potential capital market transactions, and expenses recognized in the first and second quarter of 2015 related to follow-on offerings of our common stock.

(f) Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

(g) The provision for taxes is added back to arrive at Pre-tax pro forma income; then an estimated tax rate of 38% in 2014 and our current effective tax rate in 2015 is applied to arrive at Pro forma net income.

(h) Basic shares for periods prior to our October 2014 IPO are determined by adjusting the historic common shares outstanding in each period to give effect to the 224.9835679 for 1 stock split which occurred immediately prior to the IPO and reflecting the 6,764,705 issued in connection with our IPO as if they were outstanding at February 2, 2014.

(i) Diluted shares reflect the Basic shares as calculated above and the stock split effected common stock equivalents in each period presented.